Exhibit 99.1

Destination XL Group, Inc. Reports Second Quarter Financial Results

Second Quarter Comparable Sales up 21.6% to Fiscal 2019;

Second Quarter Net Income $24.5 million, EPS $0.36 per share

Raises Guidance for Fiscal 2021: Sales $490-$505 million, EPS $0.64-$0.76 per diluted share

CANTON, Mass., August 31, 2021 – Destination XL Group, Inc. (OTCQX: DXLG), the leading omni-channel specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the second quarter of fiscal 2021 and provided updated guidance for the fiscal year.

Second Quarter Financial Highlights

•

Total sales for the second quarter were $138.6 million, up 81.3% from $76.4 million in the second quarter of fiscal 2020 and up 12.5% from $123.2 million in the second quarter of fiscal 2019. Compared to the second quarter of fiscal 2019, comparable sales increased 21.6%.

•

Net income for the second quarter was $24.5 million, or $0.36 per diluted share, as compared to a net loss of $(10.7) million, or $(0.21) per diluted share, in the second quarter of fiscal 2020 and break-even net income, or $0.00 per diluted share, in the second quarter of fiscal 2019.

•	Adjusted EBITDA for the second quarter was $29.8 million compared to $(4.3) million in the second quarter of fiscal 2020 and $7.1 million in the second quarter of fiscal 2019.
•

Cash Flow from operations for the first six months was $42.2 million as compared to the first six months of fiscal 2020 of $(9.0) million and the first six months of fiscal 2019 of $0.9 million. Free Cash Flow was $40.5 million as compared to $(11.1) million for the first six months of 2020 and $(6.7) million for the first six months of fiscal 2019.

•

At July 31, 2021, total debt, net of cash, was $11.0 million as compared to $61.0 million at August 1, 2020 and $58.7 million at August 3, 2019.  Remaining availability under our credit facility was $65.1 million at July 31, 2021 as compared to $12.4 million at August 1, 2020 and $44.5 million at August 3, 2019.

Management’s Comments

“We are very pleased to report second quarter results that far surpassed our internal expectations.  We believe that we are witnessing a material shift in how consumers are thinking about and engaging with DXL.  As a result, we are raising our full year 2021 guidance to reflect the revised outlook we have for the future of DXL, but also caution our optimism given the ongoing surges of the Covid Delta variant and ongoing risk in the supply chain,” said Harvey Kanter, President & Chief Executive Officer.

Kanter continued, “Many of our existing customers have returned to shop after months of staying close to home, and many new customers are discovering DXL for the first time.  We believe we are increasing our market share in the big + tall market. The transformative strategic changes that we have authored over the past two years around digital engagement, customer-first orientation, and repositioning the brand are coming to life and driving sales.  Our 12-month active customer file is almost back to pre-pandemic levels and our second quarter new-to-file rate increased 29%, as compared to the second quarter of 2019.

The operating leverage that we have talked about for the past 6 months is becoming more evident in our results.  We have made substantial reductions in promotions as part of our brand repositioning, which is driving the improvement in gross margin.  We have restructured over one-third of our store lease portfolio which is driving occupancy leverage.  And lastly, we have preserved many of the cost savings initiated during the pandemic to reduce our corporate and supporting overhead.  All of these elements, combined with a robust resurgence in demand for big + tall apparel, contributed to a 21.5% adjusted EBITDA margin for the second quarter,” Kanter concluded.

Second Quarter Results

In addition to referring to fiscal 2020, the following review of our second quarter results for fiscal 2021 also includes comparisons to our second quarter results for fiscal 2019.  Due to the COVID-19 pandemic and its impact on our results during the second quarter of fiscal 2020, we believe that comparisons to our results from the second quarter of fiscal 2019 are more informative.

Sales

Total sales for the second quarter of fiscal 2021 were $138.6 million, as compared to $76.4 million in the second quarter of fiscal 2020 and $123.2 million in the second quarter of fiscal 2019.

As compared to the second quarter of fiscal 2019, comparable sales for the second quarter were up 21.6% driven primarily by our direct business, which was up 52.2% and our stores, which were up 13.1%. The increase in our direct business was principally due to our DXL.com e-commerce site, which had a sales increase of 66.4% as compared to the second quarter of fiscal 2019.

Sales accelerated throughout the quarter, with substantial month-over-month increases in both our stores and direct business. Against fiscal 2019, comparable sales in our stores increased 6.9% in May, 14.7% in June and 18.2% in July. Regionally, the strongest improvements were in the Southeast, Midwest, and South Central parts of the country, which exceeded the Pacific Northwest, Northeast and Mid-Atlantic by approximately 600 basis points.  For the second quarter of fiscal 2021, all regions have shown a comparable sales increase as compared to the second quarter of fiscal 2019.

Our direct business continued to outperform during the second quarter.  Similar to our stores, we saw month-over-month improvement against fiscal 2019 sales, with a 48.8% increase in May, 53.4% in June and 54.6% in July. Even with the sales recovery from our stores, we continued to see growth in our direct business.  For the second quarter of fiscal 2021, our direct business represented 28.1% of total retail sales as compared to 21.1% of retail sales in the second quarter of fiscal 2019.

Sales from our wholesale business were $0.9 million for the second quarter, as compared to $5.0 million in the second quarter of 2020 and $2.7 million in the second quarter of 2019.  The decrease in sales from our wholesale business during the second quarter of fiscal 2021 was primarily due to reduced order volume.  The second quarter of fiscal 2020 included the sale of $4.1 million in protective masks.

Gross Margin

For the second quarter of fiscal 2021, our gross margin rate, inclusive of occupancy costs, was 51.7% as compared to a gross margin rate of 28.1% for second quarter of fiscal 2020 and 44.3% for the second quarter of fiscal 2019.

As compared to fiscal 2019, our gross margin rate improved by 740 basis points, driven by a 350 basis point improvement in merchandise margins and a 390 basis point improvement in occupancy costs. On a dollar basis, our occupancy costs decreased by $3.2 million, as a result of our lease renegotiations as well as closed stores.  The improvement in merchandise margin of 350 basis points was due to our change in promotional strategy.  During the second quarter, we did not run any broad-based promotions for Memorial Day weekend or Father’s Day, which allowed us to sell more full-price merchandise.  This strategy drove significant savings in markdown dollars and an improvement in gross margin rate.  While we expect our promotional activity during the holiday season will increase, we expect to maintain a lower promotional strategy going forward.  Partially offsetting the savings in markdown dollars was the continuing increased cost of freight due to the shortage of containers and vessels for overseas product, which we expect to continue in the short-term. We are also continuing to see increases in the cost of certain raw materials, particularly cotton.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the second quarter of fiscal 2021 were 30.1% as compared to 33.7% for the second quarter of fiscal 2020 and 38.5% for the second quarter of fiscal 2019.

SG&A expenses decreased by $5.7 million, or 12.0%, as compared to the second quarter of fiscal 2019.  The reduction in SG&A costs was the result of cost reduction actions that were implemented in fiscal 2020.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Support Costs.  Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 16.9% of sales in the second quarter of fiscal 2021 as compared to 23.9% of sales in the second quarter of fiscal 2019.  Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 13.2% of sales in the second quarter of fiscal 2021 compared to 14.6% of sales in the second quarter of fiscal 2019.

Impairment of Assets

During the second quarter of fiscal 2021, the Company recorded a non-cash gain of $0.4 million on the reduction of its operating lease liability in connection with its decision to close certain retail stores, which resulted in a revaluation of the lease liability. The non-cash gain, related to leases where the right-of-use assets had previously been impaired, was recorded as a reduction of the previously-recorded impairment and is included in the Impairment of Assets line of the Consolidated Statement of Operations for the three months ended July 31, 2021.

Net Income (Loss)

For the second quarter of fiscal 2021, we recorded net income of $24.5 million, or $0.36 per diluted share, compared with a net loss of $(10.7) million, or $(0.21) per diluted share, for the second quarter of fiscal 2020 and net income of $0.0 million, or $0.00 per diluted share, for the second quarter of fiscal 2019.

On a non-GAAP basis, adjusting for asset impairment charges and a normalized tax rate of 26% for all periods, adjusted net income for the second quarter of fiscal 2021 was $0.27 per diluted share, as compared to an adjusted net loss of $(0.15) per diluted share for the second quarter of fiscal 2020 and an adjusted net income of $0.00 per diluted share for the second quarter of fiscal 2019.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the second quarter of fiscal 2021 was $29.8 million, compared to $(4.3) million for the second quarter of fiscal 2020 and $7.1 million for the second quarter of fiscal 2019.

Cash Flow

Cash flow from operations for the first six months of fiscal 2021 was $42.2 million as compared to $(9.0) million for the first six months of fiscal 2020 and $0.9 million for the first six months of fiscal 2019.  Free cash flow was $40.5 million for the first six months of fiscal 2021 as compared to $(11.1) million for the first six months of fiscal 2020 and $(6.7) million for the first six months of fiscal 2019.  The improvement in free cash flow was primarily the result of the improvement in earnings.

Our capital expenditures for fiscal 2021 are expected to be limited to maintenance capital necessary to support our business strategy and we have no new or remodeled stores planned for fiscal 2021.

	For the six months ended
(in millions)	July 31, 2021	August 1, 2020	August 3, 2019
Cash flow from operating activities (GAAP basis)	$42.2	$(9.0)	$0.9
Capital expenditures	(1.7)	(2.1)	(7.6)
Free Cash Flow (non-GAAP basis)	$40.5	$(11.1)	$(6.7)

Non-GAAP Measures

Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At July 31, 2021, we had a cash balance of $5.8 million, $16.8 million outstanding under our long-term FILO loan, and no borrowings outstanding under our revolving credit facility.  Availability under the revolving credit facility was $65.1 million.  Total debt net of cash at July 31, 2021 was $11.0 million compared to $61.0 million at August 1, 2020 and $58.7 million at August 3, 2019.

As of July 31, 2021, our inventory decreased approximately $14.0 million to $73.4 million, as compared to $87.4 million at August 1, 2020, and decreased approximately $37.0 million as compared to $110.4 million at August 3, 2019.  Given our current sales trends and global supply chain disruptions, maintaining sufficient inventory levels is a priority.  We believe that we will be able to secure sufficient inventory to support our sales forecasts.  At the same time, we are continuing to manage inventory conservatively, narrowing our assortment while driving meaningfully greater levels of exclusivity with national brands.  At July 31, 2021, our clearance inventory decreased by approximately $3.3 million, representing 8.9% of our total inventory, as compared to 11.3% at August 1, 2020 and 10.9% at August 3, 2019.

Retail Store Information

Total retail square footage has steadily decreased since the end of fiscal 2018:

	Year End 2018		Year End 2019		Year End 2020		At July 31, 2021
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	216	1,684	228	1,729	226	1,718	221	1,685
DXL outlets	15	78	17	82	17	82	16	82
CMXL retail	66	221	50	164	46	152	40	132
CMXL outlets	30	91	28	85	22	66	20	60
Rochester Clothing	5	51	-	-	-	-	-	-
Total	332	2,125	323	2,060	311	2,018	297	1,959

We do not plan to open any new stores or rebrand any of our Casual Male XL stores during fiscal 2021. We have 119 stores that have leases with either a natural lease expiration or a kick-out option within the next two years.  This provides us an opportunity to right size our store portfolio, through lease renegotiations or lease-term expirations, to ensure that we are optimizing our store profitability and omni-channel distribution. Since the beginning of fiscal 2020, we have renegotiated approximately 133 of our store leases that we expect will deliver over $17.1 million of savings over the life of the leases, including $6.2 million of expected savings in fiscal 2021. We will continue to work with our landlords on leases where our rental obligations are not aligned with our sales.

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces. E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us.  We continue to see quarter over quarter growth in our direct business, even as customers return to our stores.  For the second quarter of fiscal 2021, our direct sales were $38.7 million, or 28.1% of retail segment sales, as compared to $33.0 million, or 46.1% of retail segment sales, in the second quarter of fiscal 2020 and $25.4 million, or 21.1% of retail segment sales, in the second quarter of fiscal 2019.  The increase in sales in the second quarter of fiscal 2021, as compared to fiscal 2019, is primarily driven by an increase of 66.4% in sales from our DXL website.

Financial Outlook

Results for the second quarter of fiscal 2021 exceeded our expectation and, based on our sales performance and trend, we are cautiously optimistic for the second half of the year.  Accordingly, we are increasing our guidance for fiscal 2021. The high-end of our revised guidance is based on achieving a comparable sales increase for the year in the low double-digits as compared to fiscal 2019 with our direct business representing approximately 30% of our total retail sales.  We expect our gross margin rate to decrease slightly in the second half of fiscal 2021 as a result of holiday promotions and for the full year we expect a gross margin rate in the range of 45% to 50%. While our updated guidance considers the supply chain challenges we have been facing, sales could be negatively affected if these challenges intensify in the second half of fiscal 2021. Additionally, the current sales trend could be affected by the increased spread of variants of the COVID-19 virus that may result in prolonged restrictions, store closures, supply chain challenges, increased commodity costs and reduced demand for apparel.

Our revised guidance for fiscal 2021 is as follows:

•	Sales of approximately $490.0 million to $505.0 million (an increase from our previously revised guidance of approximately $415.0 million to $435.0 million).
•	Adjusted EBITDA of approximately $65.0 million to $72.0 million (an increase from our previously revised guidance of approximately $20.0 million to $30.0 million).
•	Net income is expected to be $0.64 to $0.76 per diluted share.
•	Free cash flow in excess of $50.0 million.

Conference Call

The Company will hold a conference call to review its financial results today, August 31, 2021 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 8531188. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the

Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges and CEO transition costs, if applicable) is useful to investors in evaluating its performance and is a key metric to measure profitability and economic productivity.  Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales.

The Company has fully reserved against its deferred tax assets and, therefore, its results are not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges for asset impairment charges and CEO transition costs, if applicable, because it provides comparability of results without these charges.  Adjusted net income (loss) provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth.  Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that delivers a Big + Tall shopping experience that fits -- fits his body, fits his style, fits his life.  Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores throughout the United States as well as Toronto, Canada, Casual Male XL retail and outlet stores in the United States, and an e-commerce website, DXL.com, which offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the OTCQX market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our updated guidance for fiscal 2021, including assumptions with respect to such guidance and expected return to profitability, sales trends given the continuing pandemic and whether demand for apparel will keep pace for fiscal 2021, our strategic initiatives for fiscal 2021, our efforts to right-size our lease structure and store portfolio, expected gross margin rate for fiscal 2021, expected leverage from reduced operating costs, expected capital expenditures for fiscal 2021, and expected increases in freight costs and certain raw materials. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2021, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the COVID-19 pandemic and its impact on the Company’s results of operations, the Company’s execution of its digital and store strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended			For the six months ended
	July 31, 2021	August 1, 2020	August 3, 2019	July 31, 2021	August 1, 2020	August 3, 2019
Sales	$138,590	$76,442	$123,245	$250,084	$133,669	$236,218
Cost of goods sold including occupancy	66,988	54,945	68,676	127,649	98,958	132,236
Gross profit	71,602	21,497	54,569	122,435	34,711	103,982

Expenses:
Selling, general and administrative	41,776	25,795	47,478	78,894	57,907	92,089
Impairment of assets	(365)	—	—	(1,017)	16,335	—
CEO transition costs	—	—	—	—	—	702
Depreciation and amortization	4,389	5,340	6,210	8,889	11,072	12,548
Total expenses	45,800	31,135	53,688	86,766	85,314	105,339

Operating income (loss)	25,802	(9,638)	881	35,669	(50,603)	(1,357)

Interest expense, net	(925)	(1,052)	(851)	(2,067)	(1,793)	(1,715)

Income (loss) before provision (benefit) for income taxes	24,877	(10,690)	30	33,602	(52,396)	(3,072)
Provision (benefit) for income taxes	426	24	(8)	454	44	(29)

Net income (loss)	$24,451	$(10,714)	$38	$33,148	$(52,440)	$(3,043)

Net income (loss) per share:
Basic	$0.38	$(0.21)	$0.00	$0.53	$(1.03)	$(0.06)
Diluted	$0.36	$(0.21)	$0.00	$0.50	$(1.03)	$(0.06)

Weighted-average number of common shares outstanding:
Basic	63,527	51,078	49,867	62,840	50,918	49,734
Diluted	67,615	51,078	50,175	65,938	50,918	49,734

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
July 31, 2021, January 30, 2021 and August 1, 2020
(In thousands)
(unaudited)

	July 31,	January 30,	August 1,
	2021	2021	2020
ASSETS

Cash and cash equivalents	$5,845	$18,997	$20,414
Inventories	73,368	85,028	87,388
Other current assets	7,767	10,105	12,482
Property and equipment, net	48,808	56,552	65,258
Operating lease right-of-use assets	124,946	134,321	157,095
Intangible assets	1,150	1,150	1,150
Other assets	568	602	593
Total assets	$262,452	$306,755	$344,380

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable	$19,877	$27,091	$18,533
Accrued expenses and other liabilities	32,071	29,934	26,140
Operating leases	159,244	179,417	210,936
Long-term debt	16,834	14,869	14,841
Borrowings under credit facility	—	59,521	66,545
Stockholders' equity (deficit)	34,426	(4,077)	7,385
Total liabilities and stockholders' equity	$262,452	$306,755	$344,380

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

(unaudited)

	For the three months ended						For the six months ended
	July 31, 2021		August 1, 2020		August 3, 2019		July 31, 2021		August 1, 2020		August 3, 2019
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net income (loss) (GAAP basis)	$24,451	$0.36	$(10,714)	$(0.21)	$38	$0.00	$33,148	$0.50	$(52,440)	$(1.03)	$(3,043)	$(0.06)
Adjust:
Impairment of assets	(365)		-		-		(1,017)		16,335		-
CEO transition costs	-		-		-		-		-		702
Add back actual income tax provision (benefit)	426		24		(8)		454		44		(29)
Add income tax (provision) benefit, assuming a normal tax rate of 26%	(6,373)		2,779		(8)		(8,472)		9,376		616

Adjusted net income (loss) (non-GAAP basis)	$18,139	$0.27	$(7,911)	$(0.15)	$22	$0.00	$24,113	$0.37	$(26,685)	$(0.52)	$(1,754)	$(0.04)

Weighted average number of common
shares outstanding on a diluted basis		67,615		51,078		50,175		65,938		50,918		49,734

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	For the three months ended			For the six months ended
	July 31, 2021	August 1, 2020	August 3, 2019	July 31, 2021	August 1, 2020	August 3, 2019	Projected 2021
(in millions)
Net income (loss) (GAAP basis)	$24.5	$(10.7)	$0.0	$33.1	$(52.4)	$(3.0)	$43.9 - $51.8
Add back:
Impairment of assets	(0.4)	-	-	(1.0)	16.3	-	(1.0)
CEO transition costs	-	-	-	-	-	0.7	-
Provision (benefit) for income taxes	0.4	-	-	0.5	0.0	(0.0)	0.7-0.8
Interest expense	0.9	1.1	0.9	2.1	1.8	1.7	3.1-3.6
Depreciation and amortization	4.4	5.3	6.2	8.9	11.1	12.5	17.4-17.7
Adjusted EBITDA (non-GAAP basis)	$29.8	$(4.3)	$7.1	$43.5	$(23.2)	$11.9	$65.0 to $72.0

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the six months ended			Projected
(in millions)	July 31, 2021	August 1, 2020	August 3, 2019	Fiscal 2021
Cash flow from operating activities (GAAP basis)	$42.2	$(9.0)	$0.9	$ > 54.3
Capital expenditures	(1.7)	(2.1)	(7.6)	(4.3)
Free Cash Flow (non-GAAP basis)	$40.5	$(11.1)	$(6.7)	$ > 50.0